                                                                                Exhibit 99.1

Contact: Shaun A. Burke                                                 For ImmediateRelease
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES NEW STOCK REPURCHASE PLAN

SPRINGFIELD, MO - (July 25, 2006) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, announced that it’s Board of Directors has approved a new common stock repurchase program. The program authorizes the repurchase of up to 250,000 shares of its common stock, representing approximately 8.5% of outstanding shares. The program will allow the Company to repurchase it shares as opportunities arise at prevailing market prices in the open market or in unsolicited privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

“Share repurchases represent an efficient way to manage capital and also reflect the confidence of the Board in the long-term value of the Guaranty Bank franchise,” said Shaun A. Burke, President and CEO.

Guaranty Federal Bancshares Inc. is the parent company of Guaranty Bank. Guaranty Bank; headquartered in Springfield, Missouri, has eight branches and 20 ATM locations located in Greene and Christian Counties. The bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about the Bank may be found on the Internet at www.gbankmo.com.